EXHIBIT 15

STATE STREET CORPORATION

Independent Registered Public Accounting Firm’s Acknowledgement Letter

The Shareholders and Board of Directors
State Street Corporation

We are aware of the incorporation of reference in Registration Statements (Form S-3: Nos. 333-98267, 333-16987, 333-34516, 333-34516-01, 333-34516-02, 333-34516-03, 333-2143, 33-49885, 333-49143, 333-49143-01, 333-49143-02, 333-49143-03 and 333-53854 and Form S-8: Nos. 333-100001, 333-99989, 333-65281, 333-46678, 333-36409, 333-16979, 33-57359, 33-38672, 33-38671, 33-2882, 2-93157, 2-88641, 2-68696 and 2-68698), of our reports dated May 5, 2005 and August 8, 2005, relating to the unaudited condensed consolidated interim financial statements of State Street Corporation which are included in its Forms 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

Boston, Massachusetts
August 8, 2005